LUBLIN AREA
JOINT STUDY AGREEMENT


     This Lublin Area Joint Study Agreement is made in two original copies, effective as of December 70, 1996.

Between

     The Polish Oil and Gas Company ("POGC") having its offices at ul. Krucza 6/14, Warsaw, Poland 00-537, represented by Dr. Witold Weil, Director

And

     FX Energy. Inc., ("FX Energy") having its offices at 3006 Highland Drive, Suite 206,. Salt Lake City, Utah, 84106, USA, represented by Mr. David N. Pierce, Chief Executive Officer hereinafter referred to individually as a "Party" or collectively as the "Parties".

                                    RECITALS

A. The Minister of Environmental Protection, Natural Resources and Forestry has awarded exclusive oil and gas exploration and exploitation rights to FX Energy through its subsidiary, Lubex Petroleum Company Sp. z o.o. ("Lubex"), covering eight concession blocks totaling approximately 2 million acres (the "Lublex Concession") located near the city of Lublin.

B. POGC has certain oil and gas rights to concession blocks (the "POGC Lublin Blocks") which are located adjacent to the Lublex Concession on the north and east.
The Parties hereby agree to the following:

1. POGC will deliver to FX Energy copies (both paper and tape where available) of its geological and geophysical data from the concession blocks immediately adjacent to the Lubex Concession and from such additional concession blocks whether or not, immediately adjacent, as the parties may mutually agree. All of such data is hereinafter referred to as the "POGC Lublin Data".

2. FX Energy, at its own cost and expense, will evaluate, interpret and reprocess as much of the POGC Lublin Data as it deems appropriate and will deliver to POGC copies of such evaluations interpretations and reprocessing along with its conclusions pertaining to hydrocarbon potential. FX Energy will at all times strictly maintain the confidentiality of such data and will return all copies to POGC. FX Energy will use reasonable efforts to identify oil and gas prospects on the POGC Lublin Blocks and will share its findings with POGC.

3. In the event the parties identify new hydrocarbon prospects on any of POGC Lublin Blocks, they will in good faith discuss and negotiate with a view to jointly applying for the rights to explore and exploit such blocks.

     IN WITNESS whereof the Parties have caused this Agreement to be execute by their duly authorized representatives as of the day, month and year first above written.

FX Energy Inc.                Polish Oil and Gas Company


By /s/ David N. Pierce        By /s/ Dr. Witold Weil
   CEO                           Director